Exhibit 23.5

CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

We hereby consent to the inclusion of our opinion letter dated May 28, 2014 to the board of directors of Virginia Company Bank as Appendix B to the proxy statement/prospectus of Virginia Company Bank and Eastern Virginia Bankshares, Inc., relating to the proposed merger of Virginia Company Bank with and into EVB, which proxy statement/prospectus is part of the registration statement on Form S-4 of Eastern Virginia Bankshares, Inc., and to the references to our firm and such opinion therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the registration statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Raymond James & Associates, Inc.

Raymond James & Associates, Inc.

August 20, 2014